Exhibit 23.3

[Letterhead of Morten Beyer & Agnew, Inc.]

We refer to the Prospectus Supplement dated March 18, 2004 of JetBlue Airways Corporation related to the offer and sale of $431,004,000 aggregate face amount of Pass Through Trust Certificates, Series 2004-1 (the “Prospectus”).  We hereby consent to the inclusion of our report dated March 8, 2004 in the Prospectus and to the reference to our firm’s names in the Prospectus under the caption “Experts.”

Date: March 24, 2004	Morten Beyer & Agnew, Inc.

	By:	/s/ Bryson P. Monteleone
Name: Bryson P. Monteleone
Title: Vice President